Exhibit 99.1

For Immediate Release

         Telestone Technologies Corporation Welcomes Two New Members to
                             Its Board of Directors

New York, New York (December 16, 2004) - The Board of Directors of Telestone Technologies Corporation (OTCBB: TESN) announced today the addition of two new individuals to its board of directors, each of whom bring strong technology, finance and executive management acumen. The new members-who are business and community leaders-include Mr. Zhang Xingang and Mr. Chen Xuefeng.

Han Daqing Chairman, CEO & President of Telestone Technologies Corporation welcomed the new board members saying, "These incoming directors have a wealth of business, finance, and technology experience, and we look forward to their leadership and counsel.

Mr. Daqing added, "Telestone is focused on three key leadership areas: a corporate structure for optimal governance, compliance and growth; product and technology innovations that lead the market and generate new revenue opportunities; and industry leadership to guide the company's continuing efforts to deliver value to our shareholders".

In addition, Telestone also announced appointments of board committee chairmen. Mr. Zhu Lian will serve as chairman of the Audit Committee; Mr. Xu Yunxiao will chair the Nominating/Governance Committee; and Mr. Zhang Xingang will serve as chairman of the Compensation Committee.

The new board members are:

         o Mr. Mr. Zhang Xingang graduated with a bachelor's degree in Electric Countermine from Electric Engineering Division of Northwest Electronic Engineering University. Currently, Mr. Xingang is the General Manager and Director of Guangzhou Guangcheng Digital Technology Co., Ltd. Prior to assuming his current position, Mr. Xingang was General Manager, director of Shenzhen Jiangyou Communication Equipments Inc. During his career, Mr. Xingang was also head of marketing and general management of Shenzhen Sangda Telecommunication Co., Ltd.

         o Mr. Chen Xuefeng graduated from Xi'an Electric Science University, Computer Science Division. After graduation, Mr. Xuefeng joined Shanxi Business Administration University as assistant professor. In 1992, Mr. Chen founded XI'an Sun Technologies Development Co. Ltd. and has served as a director of that company since its inception. Under his supervision and direction, Xi'an Sun Technologies Development Co., Ltd. has added six more computer parts and components chain-stores. Mr. Chen is responsible for the development of marketing strategies and the establishment of sales networks. Mr. Chen has experience in retail, marketing, sales strategies planning and new product development.

In other news, Telestone Technologies is also pleased to announce that its products and services were favorably received at the "3G in China" Global Summit 2004 organized by China Academy of Telecommunication Research of Ministry of Information Industry which took place earlier in the quarter. The 3-day Summit fully discussed and analyzed the latest developments and tendencies of 3G in China and in the world.

Participants at the 3G Summit included some of China's major telecommunication carriers, such as China Mobile, China Unicom, China Telecom, China Netcom, China Railcom and China Satellite. In addition, many international telecommunication carriers, such as Vodafone, NTT DoCoMo, SKT, and Hutchison Whampoa and international industrial Unions, such as TD-SCDMA Industry Alliances, GSM Association (GSMA), and CDMA Development Group (CDG) were also in attendance.


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About Telestone Technologies Corporation

Telestone Technologies, through its subsidiaries, is a provider of high-tech, wireless communications coverage solutions in the People's Republic of China. The company principally provides integrated wireless coverage solutions through their national sales and services network to customers in the PRC. The company's wireless coverage solutions business is comprised of research, development and application of wireless communications technology used in a variety of indoor and outdoor environments such as hotels, residential estates, office buildings, airports, exhibition centers, underground stations, highways and tunnels. The company currently has approximately 323 employees.

The company has relocated its executive offices to those of its Beijing operations at Floor 6, Saiou Plaza, No. 5 Haiyang Road, Fengtai Technology Park, Beijing China 100070 and its telephone number is 86-10-83670505. The company website is www.telestonetech.com.

For additional  information please contact:
Todd Heinzl, Telestone Technologies Corporation, Corporate Communications, 275 Madison Avenue, 6th Floor, New York, NY 10016
Tel: (212) 880-3794 Fax: (212) 880 4241 or emailing investors@telestonetech.com.


SAFE  HARBOR  Information  in this news  release or on this  website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private
Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated eve